EXHIBIT 10.5

CDGI CONTINUITY CENTER COLOCATION PLUS AGREEMENT

This CDGI Continuity Center Colocation PLUS Agreement (“Agreement”) is between Cyber Development Group International, LLC (“CDGI”) and Secured Digital Storage LLC (“Customer”) and is effective on the date signed by CDGI (”Effective Date”). CDGI reserves the right to withdraw the offer contained herein in the event this Agreement is not executed by the Customer and delivered to CDGI on or before October 1, 2007.

TERMS AND CONDITIONS

1.  Services. The description, monthly recurring charges (“MRCs”), non recurring charges (“NRCs”), usage charges, service level agreement, minimum service term, and cancellation charges for Service are set forth in Exhibit A - Order Form for Service.

2.  Term. The initial Term is set forth in the “Commitment/Term/Rates” Section in Exhibit A - Order Form for Service.

3.  Payment Terms and Taxes.

(a)  The total initial one time fee is $30,000 which is due and payable within seven days (7) days of execution of this contract. The monthly payments shall be paid quarterly in advance of the quarter for which services are to be provided with the first payment (prorated) due seven days (7) days of Customer approval of Punch List and each quarterly payment thereafter shall be due on the 1st day of the beginning of calendar quarter for which services are to be provided. CDGI will invoice Customer approximately 45 days prior to the 1st of a quarter. If the payment is not provided within sixty (60) days of the payment due date, services may be disconnected at the discretion of CDGI. Payments made more than thirty (15) days after the start of the quarter shall bear a late fee of $25 and Interest of 18% annually.

(b)  Customer agrees to pay for the Services for the duration of the Term. Notwithstanding anything in this Agreement to the contrary, for each Service, at any time on or after the expiration of the initial term of the applicable Order, the rates and fees for such Service will be subject to change, at CDGI’s discretion, upon sixty (60) days’ prior notice to Customer and in such a case, Customer shall be entitled to terminate this Agreement if the revised terms and fee are not acceptable.

(c)  CDGI is not responsible or in any way liable for any Taxes or third-party changes related to the activities, or the ownership or operation of the equipment (including Customer’s Equipment), of any of the following: Customer’s Authorized Persons, Accompanying Persons, and Associated Entities, the CDGI Collocation Center, or attributable to, any CDGI Center. Without inviting the foregoing, Customer will be responsible for paying any and all Taxes separately imposed, levied or assessed against governmental, quasi-governmental or tax authorities by the date such payments and returns are due. In no event will Customer’s Equipment be construed to be fixtures.

(d)  If Customer wishes to dispute any charge billed to Customer by CDGI (a “Disputed Amount”), Customer must submit a good faith claim regarding the Disputed Amount with documentation as may reasonably be required to support the claim within ninety (90) days of receipt of the initial invoice sent by CDGI regarding the Disputed Amount. If Customer does not submit a documented claim within ninety (90) days of receipt of the initial invoice sent by CDGI regarding such Disputed Amount, notwithstanding anything in this Agreement to the contrary, Customer waives all rights to dispute such Disputed Amount and Customer waives all rights to file a claim thereafter of any kind relating to such Disputed Amount (and Customer also waives all rights to otherwise claim that it does not owe such Disputed Amount or to seek any set-offs or reimbursements or other amounts of any kind based upon or relating to such Disputed Amount).

4.  Access and Use of the CDGI Centers, and Use of Customer’s Equipment

(a)  Subject to the terms and conditions of this Agreement, Customer will have access to the Licensed Space twenty-four (24) hours per day, three hundred sixty-five (365) days per year via pre-distributed Key Card Access (“Authorized Person”) remote NOC Visual Sentry Egress.

(b)  Unless otherwise expressly provided in an Order (and then only to the extent otherwise expressly provided therein). Customer will be responsible for configuring, providing, placing, installing, upgrading, adding, maintaining, repairing, and operating Customer’s Equipment, which actions Customer may engage in only to the extent permitted by and subject to, the terms and conditions of this Agreement. Customer represents, warrants and covenants that Customer has the legal right and authority (including regulatory consents), and will continue to have the legal right and authority throughout the Term, to operate, configure, provide, place, install, upgrade, add, maintain and repair Customer’s Equipment as contemplated by this Agreement. Without limiting the foregoing, Customer will obtain, and maintain throughout the Term, such consent of Customer’s subcontractors, third-party providers, vendors and any other parties as may be required by CDGI (including any contractors or others acting at CDGI’s request) to have the right to access Customer’s Equipment for the purpose of providing Services as required by this Agreement.

(c)  At all times during the Term, CDGI and Customer agree to comply with the Policies, which are at all times incorporated by reference into this Agreement. Any modification by CDGI to the Policies will be effective upon notice to Customer, except modifications to the Shipping Policies, which will be effective immediately upon being made.

(d)  Customer will be responsible and liable for all acts or omissions of Customer’s Authorized Persons, Accompanying Persons and Associated Entities, and all such acts or omissions will be attributed to Customer for all purposes under this Agreement (to the same extent as if Customer had committed the act or omission).

(e)  Customer, on behalf of itself and each of Customer’s Authorized Persons, Accompanying Persons and Associated Entities will not file a mechanic’s lien or similar lien on the Licensed Space or CDGI Center, and Customer will be responsible for any mechanic’s lien or similar lien filed by any Authorized Person, Accompanying Person or Associated Entity. Without limiting the foregoing, in the event any such lien is filed, Customer will be responsible for the immediate satisfaction, payment or bonding of any such lien. Except as set forth in Section 5 (which is further limited by Section 6), Customer will not have any responsibility for any loss or damage to equipment owned by CDGI, and CDGI will not have any responsibility for any loss or damage to Customer’s Equipment.

(f)  Customer Premise Equipment (“CPE”). Customer shall be responsible for the procurement, installation, maintenance and operation of all Customer Equipment from the Fiber or Copper Cross Connection Termination Device (“Fiber Connector” or “Copper Connector”) into the Customer premise at the Licensed Space (the “Customer Premise Equipment”).

5.  Indemnification

(a)  CDGI will indemnify, defend and hold harmless the Customer Parties from any and all liability, damages, costs and expenses (including reasonable attorneys’ fees and expenses) for personal injury, damage to tangible property and other claims (including financial loss) resulting from the negligence or willful misconduct of CDGI or CDGI’s contractors, consultants, agents, employees or representatives (collectively “CDGI Parties”)

(b)  Customer will indemnify, defend and hold harmless the CDGI Parties from any and all liability, damages, costs and expenses (including reasonable attorneys’ fees and expenses) for:

(i)  personal injury or damage to tangible property resulting from the negligence or willful misconduct of Customer or any of Customer’s Authorized Persons, Accompanying Persons or Associated Entities;

(ii)  any claim by any of Customer’s Authorized Persons, Accompanying Persons or Associated Entities or any employee of Customer to the extent caused by negligence or willful misconduct of Customer;

(iii)  any claim that Customer has failed to fulfill a contractual obligation with a third-party; and

(iv)  any claim resulting from Customer’s failure to obtain or maintain the required consents pursuant to Section 4(b).

(c)  Through counsel of its own choosing, the indemnified Party has the right to participate in (but not control the defense of) any proceeding in which it is being indemnified under this Agreement, but in such event the indemnified Party will be solely responsible for paying the legal fees and expenses for its own counsel. The indemnifying Party will, however, continue to be solely responsible for all other expenses relating to the action, including the legal fees and expenses of the counsel it selects to defend the claims. The indemnifying Party shall not take any action, which unreasonably exposes the indemnified Party to a risk of damages, which would not be covered by such indemnity, and may not settle any matter for which the indemnifying Party is providing indemnification without the prior written consent of the indemnified Party, which shall not be unreasonably withheld.

6.  Warranty Disclaimer, Limitation of Liability, Credits

(a)  CDGI DOES NOT WARRANT THAT THE SERVICES PROVIDED HEREUNDER WILL BE UNINTERRUPTED, ERROR-FREE OR COMPLETELY SECURE. CDGI DOES NOT MAKE AND CDGI HEREBY DISCLAIMS, ANY AND ALL IMPLIED WARRANTIES WITH REGARD TO THE SERVICES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, CDGI DOES NOT MAKE, AND HEREBY DISCLAIMS, ALL EXPRESS WARRANTIES WITH REGARD TO THE SERVICES. ALL SERVICES PROVIDED PURSUANT TO THIS AGREEMENT ARE PROVIDED OR PERFORMED ON AN “AS IS”, “AS AVAILABLE” BASIS, AND CUSTOMER’S USE OF THE SERVICES IS SOLELY AT ITS OWN RISK.

(b)  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, CDGI’S TOTAL LIABILITY TO CUSTOMER IN THE AGGREGATE FOR THE ENTIRE TERM (AND REGARDLESS OF WHETHER THE CLAIMS ARE BROUGHT DURING OR AFTER THE TERM) WITH RESPECT TO ALL CLAIMS ARISING FROM OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING ATTORNEY’S FEES), BUT EXCLUDING DAMAGE TO CUSTOMER’S EQUIPMENT, WILL NOT EXCEED ONE MILLION DOLLARS ($1,000,000.00)

(c)  This section Deleted

(d)  CDGI and Customer each waive the right to bring any claim against the other Party arising or in any way relating to this Agreement more than one (1) year after the date this Agreement expires or is earlier terminated.

(e)  Notwithstanding and in addition to the limitation of liability set forth in Section 6(b) above, if some or all of the Licensed Space is not usable for a period exceeding one hour (the “Temporarily Unusable Licensed Space”), subject to the remainder of this Section 6(f), Customer will be entitled to a credit for each full hour that such Temporarily Unusable Licensed Space is unusable; provided that the credit shall not exceed in the aggregate, the monthly recurring Service Fee for the month in which the credit accrues. The credit shall equal one thirtieth (1/30) of the monthly recurring Service Fee for each of the following:

(i)  the Temporarily Unusable Licensed Space;

(ii)  the Power Services installed in such Temporarily Unusable Licensed Space; and

(iii)  the Cross-Connects installed in such Temporarily Unusable Licensed Space. This credit covers all failures, defects, delays, impairments or inadequacies in any of the Services. Notwithstanding the foregoing, Customer will only have the right to receive a credit if:

(1)  Customer notifies CDGI within (5) days of its inability to use the Temporarily Unusable Licensed Space; and

(2)  the Temporarily Unusable Licensed Space is not usable for reasons other than for: (A) the actions or omissions of Customer, Customer’s Authorized Persons, Accompanying Persons, or Associated Entities; or (B) circumstances or events beyond CDGI’s control.

7.  Limitation of Liability. EACH PARTY’S TOTAL AGGREGATE LIABILITY ARISING FROM OR RELATED TO THIS AGREEMENT, EXCLUDING DAMAGES TO CUSTOMER’S EQUIPMENT, WILL NOT EXCEED THE LIMITATION OF LIABILITY SET FORTH IN SECTION 6 ABOVE (”DAMAGE CAP”). Notwithstanding the foregoing, the limitation of liability in this Section and the Damage Cap will not apply to: (i)) Customer’s payment obligation for all charges under this Agreement, including without limitation, Service charges, taxes, interest, Shortfall charges, Early Termination Charges, and Service cancellation charges. Any claim or dispute out of or relating to this Agreement must be brought within two years after the cause of action arises.

8.  Personal injury, Death, and Property Damage. Each Party will be responsible for the actual, physical damages it directly causes to the other Party in the course of its performance under this Agreement, limited to damages resulting from personal injury or death to a Party’s employee (if not covered under applicable workers’ compensation laws) and loss or damage to a Party’s personal tangible property arising from negligent acts or omissions of the eligible Party. Damages under this Section will be subject to the limitation of liability of this Agreement but not the Damage Cap. Owner shall be responsible for the actual physical damage, up to actual replacement cost (which replacement costs shall be mutually agreed to by the Parties) of Customer’s Equipment, to the extent such damage is causes by or the result of Owner’s negligent acts, errors or omissions in its performance under this Agreement.

9.  Indemnification. Each Party will defend and indemnify the other Party, its Affiliates, agents, and contractors against all third-party claims, liabilities, costs, and expenses, including reasonable attorneys’ fee, involving personal injury or death to persons or loss or damage to personal property resulting from the negligence or willful misconduct of the indemnifying Party; provided, however, the foregoing indemnification will not apply to any claims made by employees that are covered under applicable workers’ compensation laws. Furthermore, Customer will defend and indemnify CDGI, its Affiliates, agents, and contractors against all third-party claims, liabilities, costs, and expenses, including reasonable attorney’s fees, arising from or related to the use , modification or resale of the Services by Customer or End Users.

10.  Insurance

(a)  Customer agrees to maintain, at its expense, during the entire time this Agreement is in effect:

(i)  Commercial General Liability Insurance in an amount not less than One Million US Dollars ($1,000,000), or the local currency equivalent, per occurrence for bodily injury, death and property damage, which policy will include contractual liability coverage related to this Agreement; and

(ii)  Workers’ Compensation and employer’s liability insurance in an amount not less than that prescribed by applicable law. Prior to any use of the Licensed Space at a CDGI Center (including, but limited to, delivery of any of Customer’s Equipment to a CDGI Center), Customer will furnish CDGI with certificates of insurance that evidence the minimum levels of insurance set forth herein and which name CDGI as an additional insured.

(iii)  Property Insurance for the full value of any customer equipment located in the CDGI Center.

In addition, Customer will notify CDGI of any non-renewal, cancellation, reduction in policy limit or other material change in Customer’s coverage at least forty-five (45) days prior to such change in coverage, and shall provide an updated certificate of insurance naming CDGI as an additional insured on or before each anniversary of the date of this Agreement. CDGI does not have any obligation to insure any property belonging to or in the possession of Customer.

(b)  Customer will use its best efforts to cause and ensure that each insurance policy referred to in Section 10(a), will provide that the insurance company waive all claims and rights of recovery by subrogation against the CDGI Parties in connection with any liability or damage covered in Customer’s insurance policies. As to any property insurance carried by CDGI on the CDGI Centers where any of the Licensed Space is located, CDGI will obtain a waiver of subrogation in favor of Customer.

(c)  CDGI will obtain Commercial Generality Insurance and Professional Liability Insurance with sufficient limits and scopes of coverage to insure the indemnity obligations set forth in this Agreement.

11.  Terms of Agreement, Suspension of Service, Termination, and Removal of Customer’s Equipment

(a)  This Agreement will commence on the MSA Effective Date. Unless earlier terminated in accordance with its terms, this Agreement will terminate on the date the last Order then in effect expires or is terminated pursuant to the terms and conditions set forth in this Agreement. This Agreement shall continue to govern the rights and obligations of the Parties for any period of time following the Term and all renewal periods, if any, in which CDGI continues to provide Services to Customer and has not entered into a separate agreement with Customer related to such Services.

(b)  Either Party may terminate this Agreement by giving notice of termination to the other Party if the other Party breaches any material term or condition of this Agreement and fails to cure such breach within ten (10) days after receipt of notice of the same; provided, however, CDGI shall have the right to terminate this Agreement immediately should Customer fail to make timely payment to CDGI of any sums due hereunder. If the breach (other than where Customer has failed to pay Service Fees or other monies owed to CDGI) is not capable of being cured within ten (10) days, the breaching Party shall be given reasonable period of time to cure the failure (but no more than sixty (60) days after notice of the breach) provided that the breaching Party promptly commences attempts to cure such failure after receipt of such notice and pursues the cure to completion with due diligence. CDGI may also terminate this Agreement if:

(i)  it exercises any of its rights under Section 11(c) on three or more occasions during any twelve (12) month period;

(ii)  Customer’s breach of any provisions of this Agreement continues for at least ten (10) days (subject to the right to effect immediate termination for nonpayment of monies owed); or

(iii)  Customer liquidates, ceases to do business or becomes insolvent.

(c)  If CDGI suspends a Service pursuant to this Section 11(c), unless CDGI has subsequently terminated this Agreement as permitted under this Agreement, CDGI will resume the discontinued Service within twenty-four (24) hours after it is reasonably satisfied Customer has cured the breach(es) which gave rise to CDGI’s right to suspend the Service. CDGI may charge a reinstatement fee equal to the direct out-of-pocket expenses incurred by CDGI to discontinue the Service as well as related to the period in which the Service was discontinued, and to then resume the discontinued Service.

(d)  CDGI may terminate this Agreement as to any affected Licensed Space or CDGI Center if any portion of the CDGI Center in which the affected Licensed Space is located becomes subject to a condemnation proceeding or is condemned, CDGI’s possession is otherwise terminated or abated, or CDGI cannot provide or reasonably believes it will be unable to provide Customer with access to the affected Licensed Space as contemplated herein for a period exceeding thirty (30) days. In such event, CDGI’s sole liability to Customer will be to refund to Customer the fees, if any, collected by CDGI from Customer that relate to the period for which the Services have been or will be discontinued. Customer may terminate the Agreement as to a Licensed Space if CDGI changes the Policies in a way that materially adversely affects Customer’s use of the Services in such Licensed Space, but only if within ten (10) days after Customer’s receipt of notification of such change in the Policies, Customer notifies CDGI that Customer wishes to terminate this Agreement as to such Licensed Space on such grounds and CDGI does not object as to the basis for such discontinuation; if CDGI does object, then CDGI shall have the right to seek an adjudication as to the reasonableness of such termination and this Agreement shall remain in full force and effect pending such adjudication.

(e)  Upon expiration or termination of this Agreement, or an Order (or any portion thereof), all other rights of Customer with respect to the Licensed Space licensed under this Agreement, or such Order (or the affected portion thereof) (“Terminated Space”), will terminate, and Customer will immediately remove all of Customer’s Equipment and other tangible items of any kind belonging to Customer or Customer’s Authorized Persons, Accompanying Persons and/or Associated Entities located in such Terminated Space, but excluding any wiring, cable or other equipment or property owned, leased or licensed by CDGI, from the Termination Space by no later than the effective date of such termination. Customer agrees to indemnify and hold harmless CDGI and each of its other customers from and against any loss, liability or damage caused by Customer or its invitees with respect to the removal of the Customer’s Equipment, including any damage to the Premises or interruptions in service caused by such removal. If Customer fails to remove any such property (including Customer’s Equipment) in accordance with this Section 11(e), CDGI will be entitled to pursue all available legal remedies against Customer, including one or more of the following remedies:

(i)  immediately removing any or all such property and storing it at Customer’s expense at an onsite or offsite location;

(ii)  shipping such property to the address set forth at the end of this Agreement at Customer’s risk and expense; or

(iii)  upon providing thirty (30) days’ prior notice to Customer, and if Customer fails to remove such property within such thirty (30)-day period, liquidating such property in any commercially reasonable manner and charging Customer for all costs associated with the liquidation.

Notwithstanding anything in this Agreement to the contrary, Customer will not be entitled to remove any of Customer’s Equipment from a CDGI Center, and Customer waives its right to do so, during any period of time (including after this Agreement or any Order or portion thereof expires or is terminated) in which Customer’s account is more than 60 days past due. In addition, if Customer’s account is past due when this Agreement or an Order (of any portion thereof) expires or is terminated, as to any such property referred to in this Section 11(e), CDGI may:

(1)  immediately remove any or all such property and store it at Customer’s expense at an onsite or offsite location until Customer pays all amounts owed to CDGI and then retrieves the property, or

(2)  upon providing thirty (30) days’ prior notice to Customer, and if Customer fails to pay all amounts owed to CDGI and then remove such property within such thirty (30)-day period, liquidate such property in any commercially reasonable manner and charge Customer for all costs associated with the liquidation and CDGI will also retain from the liquidation all amounts necessary to pay CDGI the past due amounts owed by Customer.

During the period prior to any disposition of Customer’s Equipment pursuant to this Section 11(e), CDGI shall have the right to use the Equipment free of charge.

(f)  Neither Party will be liable to the other Party for properly terminating this Agreement in accordance with its terms, but Customer shall be liable to CDGI for any amounts owed prior to the effective date of termination as well as for the fees that would otherwise be payable hereunder by Customer for the remainder of the Term of this Agreement in the event this Agreement has been terminated as a result of Customer’s breach. Notwithstanding anything to the contrary in this Agreement, CDGI has the right to recover from Customer all damages recoverable under law for the period past the end of the Term, if CDGI terminates this Agreement prior to the end of the full Term due to Customer’s breach.

(g)  Notwithstanding anything in this Agreement (including in any Order) to the contrary, under no circumstances will any Order survive the expiration or earlier termination of this Agreement, and under no circumstances will any Order pertaining to a CDGI Center survive the termination of this Agreement as to that CDGI Center. CDGI will not have any obligation to provide any Services after the expiration or earlier termination of this Agreement, for any reason by either Party, and CDGI will not have any obligation to provide any Services at a CDGI Center after the expiration or earlier termination of this Agreement as to such CDGI Center.

12.  Dispute Resolution; Governing Law. Any dispute arising out of, or relating to, this Agreement will be settled by arbitration to be conducted in accordance with the Judicial Arbitration and Mediation Services (“JAMS”) Comprehensive Arbitration Rules. The Federal Arbitration Act, 9 U.S.C. Sections 1-16, not state law, will govern the arbitrability of disputes. This Agreement will otherwise be governed by the laws of the State of Illinois without regard to its choice of law principals; provided, however, the Services will also be subject to the Communications Act of 1934, as amended. The costs of the arbitration, including the arbitrator’s fees, will be shared equally by the parties; provided, however, that each Party will bear the cost of preparing and presenting its own claims and/or defenses (including its own attorneys’ fees). The venue for arbitration will be designated by the Party not initiating the action with the exception of any billing collection disputes, which will be conducted in a location designated by CDGI or in Chicago, IL. The arbitrator’s decision will be final, binding, and enforceable in a court of competent jurisdiction. If a Party is required to enforce compliance with this Section (including nonpayment of an award), then the non-complying Party must reimburse all of the costs and expenses incurred by the Party seeking such enforcement (including reasonable attorney’s fees).

13.  General. Customer may not assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of CDGI, which will not be unreasonably withheld. This Agreement is intended solely for CDGI and Customer and it will not benefit or be enforceable by any other person or entity, including without limitation, End Users.

14.  Miscellaneous.

(a)  Except where otherwise expressly started in this Agreement, (and regardless of whether certain provisions in this Agreement expressly require written notice, consent or approval) all notices, consents, or approvals required by this Agreement will only be effective if in writing and sent by:

(i)  certified or registered air mail, postage prepaid;

(ii)  overnight or same day delivery by bonded courier service;

(iii)  delivery by hand; or

(iv)  facsimile or electronic mail (promptly confirmed by certified or registered mail or overnight delivery), to the Parties at the respective street addresses, facsimile numbers, or electronic mail addresses set forth at the end of this Agreement or such other addresses or facsimile numbers as may be designated in writing by the respective Parties.

Notices, consents and approvals will be deemed effective on the date of receipt. Notwithstanding anything to the contrary in this Agreement, notices sent by CDGI pursuant to Sections 3(b), 3(c) and 4(c) may be sent by first class US mail, and receipt of such notices shall be presumed to occur three (3) days after mailing.

(b)  This Agreement will be governed in all respects by the internal laws of the State of Illinois without regard to its conflict of laws provisions. The Parties irrevocably agree to the resolution of all disputes through binding arbitration administered by and under the rules of the American Arbitration Association by an arbitrator selected in accordance with its rules. Each Party is aware that the right to a jury trial is waived and that appeal rights may be limited. The Parties freely enter into this Agreement to arbitrate as part of the overall consideration for this Agreement and with the ability to have the advice of counsel. In any action by CDGI to recover payment of monies owned to it by Customer, should CDGI prevail in whole or part, then Customer agrees to reimburse CDGI for all costs and fees incurred by CDGI in connection with such action, including legal fees, paralegal fees and all costs and other fees incurred in connection with the arbitration.

(c)  No Party’s directors, officers, managers, members or employees will have any liability to any other Party with respect to this Agreement. Except as may be specifically otherwise consented to in writing by an Affiliate of a Party (and none of the other terms of this Agreement shall be deemed to constitute such consent), no Party’s Affiliates will have any liability to any other Party with respect to this Agreement, including with respect to any Orders.

(d)  Any Order may be amended by a change order that expressly provides it amends such Order, but only if such change order is either executed by CDGI and Customer or is prepared by CDGI and agreed to by CDGI and Customer, and CDGI’s and Customer’s agreement to such amendment to the Order is reflected in the manner required by the change order. Any Order amended by a change order shall thereafter, as amended , continue to be governed by the terms and conditions of this Agreement. This Agreement, the exhibits, the Policies then in effect, and all Orders executed at any time during the Term, all of which are incorporated herein by reference into this Agreement, constitute the complete and entire agreement between the Parties with respect to the subject matter hereof, and supersede and replace any and all prior or contemporaneous discussions, negotiations, proposals, understandings and agreements, written and oral, regarding such subject matter, as well as any industry custom. This Agreement will be effective only when signed by each Party. This Agreement may be executed in two or more counterparts, whether by original, photocopy, facsimile or e-mail in PDF format, each of which will be deemed an original, but all of which together will constitute on and the same instrument. Subject to the next sentence below, this Agreement may be amended only in writing by any instrument signed by each Party. For purposes of clarification, the prior sentence is not intended to modify or limit CDGI’s and Customer’s rights to:

(i)  agree to Online Orders or Phone Orders pursuant to the terms of Section 14(f) below, or

(ii)  amend Orders in accordance wit the terms of a change order prepared by CDGI even where such change order does not require a writing executed by both Parties to effect an amendment of such Orders.

(e)  No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver will be effective unless made in writing and signed by an authorized representative of the waiving Party.

(f)  If Customer and CDGI execute multiple Orders, each additional Order will supplement rather than replace the prior Orders, unless otherwise stated by the Parties in writing. Notwithstanding anything in this Agreement to the contrary, including Section 2(a):

(i)  CDGI has no obligation to execute, or to amend any Order with Customer;

(ii)  no Sales Order will be effective unless executed by both Parties;

(iii)  no Online Order or Phone Order will be effective unless made by Customer and agreed to by CDGI; and

(iv)  no amendment to an Order will be effective unless the change order that is amending such Order is prepared by CDGI and agreed to by CDGI and Customer in the manner required by the change order.

(g)  Each Party acknowledges and agrees that it has reviewed, and has had an opportunity to have reviewed, this Agreement (including the exhibits and the Policies). The section headings and captions throughout this Agreement are for convenience and reference only, and will not be used to construe this Agreement.

(h)  If any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by an arbitrator to be involved, illegal or unenforceable, the same will not affect the validity, legality, or enforceability of the portion of the provision, if any, that is not invalid, illegal or unenforceable, the application of such provision is any other circumstances, or the validity, legality, or enforceability of any other provision of this Agreement. All terms and conditions of this Agreement will be deemed enforceable to the fullest extent permissible under applicable law, and, when necessary, the arbitrator in any action between the Parties is requested to reform any and all terms or conditions to give them as much effect as possible.

(i)  The rights and obligations of the Parties will survive the termination of this Agreement, but Exhibit A will only survive for three (3) years after the end of the Term (including all renewal terms). In addition, all provisions of this Agreement that can only be given proper effect if they survive the termination of this Agreement will survive the termination of this Agreement. This Agreement will be valid as to any obligation incurred prior to termination of this Agreement, including any Service Fees owed by Customer. Each Party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are material bargained for bases of this Agreement and that they have been taken into account and reflected in determining the consideration to be given by each Party under this Agreement and in the decision by each Party to enter into this Agreement.

(j)  Except where otherwise expressly stated herein, and subject to the limitations set forth in Section 6, the rights and remedies provided for herein are cumulative and not exclusive of any rights or remedies that a Party would otherwise have.

(k)  CDGI and Customer are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between CDGI and Customer. Neither CDGI nor Customer will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent.

(l)  This Agreement, and the rights of Customer hereunder, are, without any further action by any Party, subject and subordinate to the leases (including, without limitation, mortgages or ground leases for the CDGI Centers). This Agreement is a services agreement and is not intended to and will not constitute a lease of any real or personal property. Customer acknowledges and agrees that:

(i)  it has been granted only a license (“License”) to use the Licensed Space in accordance with this Agreement;

(ii)  Customer has not been granted any real property interest under this Agreement; and

(iii)  Customer has no rights as a tenant or otherwise under any real property or landlord/tenant laws, regulations, or ordinances. CDGI hereby reserves, with respect to the CDGI Centers, all rights not specifically granted to Customer in this Agreement, including, without limitation, the right:

(1)  of access to and use of the CDGI Centers for its own use or the use of others;

(2)  to grant additional licenses to other persons or co-location customers for the use of portions of the CDGI Centers; and

(3)  to exercise or grant other rights not inconsistent with the rights granted in this Agreement.

(m)  CDGI may permit any other CDGI Affiliate, or any independent contractor or other third-party, to perform any of CDGI’s obligations hereunder. CDGI may assign, delegate or transfer its rights and obligations under this Agreement to a CDGI Affiliate, or to a Party acquiring all or substantially all of CDGI’s business or assets, including through merger or asset purchase, and in the event of any such assignment, transfer or delegation, and the assumption by the transferee of CDGI’s obligations hereunder, CDGI will be released from any further liability or obligation under this Agreement. Customer may assign this Agreement without CDGI’s prior consent (in which event Customer must provide CDGI with prior notice of the assignment) only where the Party to whom this Agreement is assigned by Customer has a net worth greater than Customer and is either an Affiliate of Customer, or is acquiring all or substantially all of Customer’s business or assets, including through merger. This Agreement will be binding upon and inure to the benefit of all successors and permitted assigns of CDGI and Customer, who will be bound by all of the obligations of their predecessors or assignors.

(n)  Excluding Customer’s obligation to pay amounts owed under this Agreement, including Service Fees, neither Party will be responsible or in any way liable to the other Party, and neither Party will have any termination or other rights, arising out of or relating to any failure by the other Party to perform or any hindrance in the performance of its obligations under this Agreement if such failure or hindrance is caused by events or circumstances beyond such nonperforming Party’s control, including acts of God, war, labor strike, terrorist act, fire, flood, earthquake, any law, order, regulation or other action of any governing authority or agency thereof, or failure of the Internet.

(o)  All Orders are set at all times subject to all of the terms and conditions of this Agreement. In the event of a conflict between the body of this Agreement and an Order, the body of this Agreement will control, unless the body of this Agreement or the Order states that the conflicting term in this Order controls. In the event of a conflict between the (1) the Policies and (2) either the body of this Agreement or any Order the body of this Agreement or any Order will control.

(p)  Unless otherwise expressly agreed to by the Parties in writing, CDGI will retain title to all parts and materials used or provided by CDGI or third parties acting on CDGI’s behalf in the performance and/or furnishing of the Services.

(q)  The Parties agree that there will be no third-party beneficiaries to this Agreement, including, but not limited to, any Accompanying Person, Associated Entity (which includes any Sublicensee), Authorized Person, end user, customer or the insurance providers for either Party.

15.  Definitions.

“Accompanying Person” Each person (other than an employee of CDGI) who is accompanied by an Authorized Person while at a CDGI Center.

“Affiliate” shall mean any entity controlling, controlled by, or under common control with such Party, where the term “control” and its correlative meanings, “controlling”, “controlled by,” and “under common control with”, means the legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the aggregate of all voting equity interests in an entity. Without limiting the foregoing, but in addition thereto, any Affiliate of, or subsidiary of, CDGI shall be deemed to be an Affiliate of CDGI.

“Associated Entity” shall mean each individual, company, partnership or other entity of any type which employs, contracts with, or is otherwise associated or affiliated with any of Customer’s Authorized Persons or Accompanying Persons. Without limiting the foregoing definition, each Sublicensee that has sublicensed Sublicensed space at a CDGI Center will be an Associated Entity at such CDGI Center.

“Authorized Person” shall mean each person who is then included on the most recent list of Authorized Persons given to CDGI by Customer in accordance with the Policies.

“Billing Commencement Date” shall mean for a Service obtained in a Sales Order - the date designated in the Sales Order as the Billing Commencement Date. For a Service ordered in an Online Order of Phone Order - the date CDGI begins providing the Service to Customer, unless otherwise agreed to by the Parties in the Order.

“CDGI Centers” or “CDGI Colocation Center” shall mean the Internet Business Exchange Centers in which Customer licenses Licensed Space or receives Services from CDGI pursuant to an Order.

“CDGI Parties” shall mean CDGI and the Affiliates, owners, officers, directors, employees, and agents of CDGI or of the Affiliates of CDGI.

“Cross-Connect” shall mean a physical or wireless interconnection within a CDGI Center that (i) exits Customer’s cage or (ii) connects Customer to another CDGI Center.

“Customer Care Website” shall mean the customer care website accessible via the Internet at a location designated by CDGI, which it has the right to change from time to time.

“Customer Cross-Connect” shall mean a physical interconnection, including cable, connections, and other wiring, that (i) does not exit Customer’s cage, (ii) does not connect Customer to another CDGI customer, and (iii) interconnects (a) Equipment belonging to the Customer or (b) POD Equipment that is provided by CDGI and that is in Customer’s cage with Customer’s Equipment.

“Customer’s Equipment” shall mean all network and/or computer equipment (including wiring and Customer Cross-Connects between such equipment and Customer’s POD Equipment) that is located in the Licensed Space, regardless of whether such equipment is owned, leased, licensed or otherwise obtained for use by Customer, Customer’s Authorized Persons, Accompanying Persons or Associated Entities (but this does not include Cross-Connects or POD Equipment that is provided by CDGI and that is located in Customer’s Licensed Space).

“Customer Parties” shall mean Customer and the Affiliates, owners, officers, directors, employees, and agents of Customer or of the Affiliates of Customer.

“Early Termination Charges” shall mean the amount of MRCs from the date of early termination of this Agreement through its original Term, or such other charges as set forth on Exhibit A.

“End Users” shall mean any customers of Customer.

“Licensed Space” shall mean the areas licensed by Customer under the Agreement and the Orders and as identified in the Orders as to the amount of space. For each Licensed Space, CDGI will determine at all times during the Term the exact location in the CDGI Centers  where the Licensed Space will be located, which location may be changed from time to time by CDGI, and CDGI will notify Customer accordingly.

“MRCs” shall mean monthly recurring charges.

“MSA Effective Date” shall mean the effective date for the commencement of Service called for on Exhibit A.

“NOC Visual Sentry Egress” shall mean a right to entry to the CDGI Center by visual means.

“Online Order” shall mean an Order for Services placed by Customer via the Customer Care Website and accepted by CDGI pursuant to CDGI’s then current ordering procedures (as well as any amendment to such Order reflected in a change order agreed to by the Parties in accordance with the terms of the applicable change order, the Order and this Agreement).

“Order” shall mean any Sales Order, Online Order or Phone Orders between Customer and CDGI. A change order that amends an Order is not itself considered to be an Order under this Agreement, but is instead considered to be an amendment of an existing Order under this Agreement.

“Order Confirmation” shall mean a document that confirms, among other things, the Services, the quantity of such Services, and the prices of such Services, ordered in an Online Order or Phone Order and which is issued by CDGI and returned to CDGI pursuant to the instructions set forth in such document. Not all Online Orders or Phone Orders require Order Confirmations.

“Party” shall mean Customer or CDGI.

“Phone Orders” shall mean an Order for Services placed by Customer via telephone and accepted by CDGI pursuant to CDGI’s then current ordering procedures (as well as any amendment to such Order reflected in a change order agreed to by the Parties in accordance with the terms of the applicable change order, the Order and this  Agreement).

“POD Equipment” shall mean the (i) patch panels, DSX panels for category 5 twisted pair, co-axial, single and multi-mode fiber, or (ii) other appropriate (as reasonably determined by CDGI) point of demarcation equipment.

“Policies” shall mean the procedures, rules, regulations, security practices and policies adopted by CDGI that are then in effect for the CDGI Centers, and as they may be amended from time to time by CDGI.

“Power Services” shall mean power circuits ordered by Customer. For the avoidance of doubt, Power Services do not include power provided by CDGI as part of a bundled Service.

“Sales Orders” shall mean all written sales orders executed by Customer and CDGI with respect to activity in or associated with the Licensed Space (as well as any amendment to such Order reflected in a change order agreed to by the Parties in accordance with the terms of the applicable change order, the Order and this Agreement).

“Services” shall mean all services, goods and other offerings of any kind set forth in an Order to be provided by CDGI to Customer pursuant to this Agreement.

“Service Fees” shall mean charges and fees for Services charged to Customer by CDGI pursuant to this Agreement.

“Shipping Policies” shall mean the portion of the Policies entitled Shipping Policies.

“Smart Hands Services” shall mean services that are defined as Smart Hand Services under the then  current Policies.

“Sublicensed Space” shall mean the portion of the licensed Space sublicensed to a Sublicensee by Customer pursuant to the terms of this Agreement.

“Sublicensee” shall mean a customer of Customer or other third-party who sublicenses all or part of the Licensed Space from Customer.

“Taxes” shall mean sales, use, transfer, privilege, excise, VAT, GST, consumption tax, and other similar taxes and duties, whether foreign, national, state or local, however designated, now in force or enacted in the future, which are levied or imposed by reason of the performance by CDGI or Customer under this Agreement or by Customer with respect to its operations and use of the Services, but excluding taxes on CDGI’s net income.

“Term” shall mean the term of this Agreement as determined in accordance with Section 2 of this Agreement, subject to possible termination as set forth elsewhere in this Agreement.

This Master Service Agreement has been entered into between the Parties as of the CDGI Continuity Center Colocation PLUS Effective Date.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Customer to Complete:

The person signing below hereby warrants and represents that he or she has full authority to execute this Agreement for the Party on whose behalf he or she is signing.

Customer Name:	Secured Digital Storage LLC
[Complete Legal Name]

Authorized Signature:	/s/ Lawrence G. Malone

Printed Name:	Lawrence G. Malone

Title:	President & COO

Street Address for Notices:	2001 Butterfield Road, #1050

Downers Grove, IL 60515

Telephone:	630-271-8590

Facsimile:

Electronic E-Mail Address:

CDGI to Complete:

The person signing below hereby warrants and represents that he or she has full authority to execute this Agreement for the Parties on whose behalf he or she is signing.

Authorized Signature	/s/ Steve Jaffe

Printed Name:	Steve Jaffe

Title:	Chief Financial Officer

Street address for notices:

Cyber Development Group International, LLC
1331 E. Business Center Drive
Mount Prospect, IL 60056

Phone: 847-803-1010
Facsimile number: 847-803-8952

Electronic mail address: jackp@cyberdevgroup.com and stevej@cyberdevgroup.com

2nd Address for Notifications

Mitchell Goldsmith
Shefsky & Froelich
111 East Wacker, Suite 2800
Chicago, Illinois 60601
Tel (312) 527.4000
Fax (312) 527.4011

mgoldsmith@shefskylaw.co